Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2026, with respect to the consolidated financial statements of Neighborhood Intelligence, Inc. (formerly known as Bed Bath & Beyond, Inc.), and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah
August 17, 2026